UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 14, 2010

NGAS Resources, Inc.
(Exact name of registrant as specified in its charter)

Province of British Columbia	0-12185	Not Applicable
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification No.)

120 Prosperous Place, Suite 201
Lexington, Kentucky	40509-1844
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (859) 263-3948
None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2[b])

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4[c])

Item 1.01 Entry into a Material Definitive Agreement
Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement
SIGNATURE

Item 1.01 Entry into a Material Definitive Agreement
     On December 14, 2010, we entered into separate agreements (note agreements) with the holders of our amortizing convertible notes due May 1, 2012 (convertible notes) to address a cross default under the convertible notes that we reported in our quarterly report on Form 10-Q filed on November 9, 2010 (10-Q). Subject to various conditions, the note agreements limit the market reset conversion rights triggered by the cross default, with a view to facilitating our previously announced strategic transaction process by clarifying the impact of the cross default on our capital structure. The background of the cross default and the terms of the note agreements are summarized below.
     As reported in the 10-Q, we were not in compliance as of September 30, 2010 with the leverage coverage covenant under our amended and restated credit agreement (credit agreement), which could trigger a cross default on our convertible notes, entitling the holders to call their notes for redemption at a default premium. We also reported our prior engagement of a financial advisor to assist us pursue strategic alternatives that would enable us to retire or replace the credit facility (qualifying transaction) and could include the sale of assets, merger or other type of strategic transaction. At that time, we had $35.8 million of credit facility debt and $21.5 million of outstanding convertible notes.
     On November 19, 2010, we entered into a Limited Waiver and Fifth Amendment with the lenders under our credit agreement (credit agreement amendment), providing for the waiver of our covenant default on various conditions described in our current report on Form 8-K filed on that date (November 8-K). The conditions include our entry into a definitive agreement for a qualifying transaction by December 15, 2010 (agreement date) and our repayment of all credit facility debt by March 31, 2011 (transaction date). Although the credit agreement amendment waived the covenant default, it did not cure the cross default under the convertible notes.
     The November 8-K also reported our receipt of a redemption notice from the holder of $15.3 million principal amount of the convertible notes. This entitles the holder to receive cash at a default rate of 125% on the entire principal amount of its convertible notes within five days of the notice, plus interest at a default rate and late charges on any overdue payments. Under the terms of the convertible notes, a holder also has the right to rescind a redemption call on any portion of its notes and instead require the conversion price for the rescission amount to be reset to the lowest closing bid price of our common stock from the date of the redemption notice to the date of the rescission notice. Since the filing of the November 8-K, we have received redemption notices from the other holders of our convertible notes and rescission notices requiring us to issue an aggregate of 3,231,575 common shares upon conversion of $1,197,000 principal amount of the convertible notes at an average reset price of $0.37 per share.
     Subject to various conditions, the note agreements limit the holders’ conversion rights to an aggregate of 32 million shares of our common stock, net of previous conversions, between the date of the note agreements and the fifth trading day prior to any shareholder vote on a qualifying transaction (conversion period). The holders have also agreed not to convert any notes after the conversion period and to disregard any changes in the closing bid prices of our common stock below $0.37 per share in determining the reset conversion price between the date of the note agreements and the qualifying transaction agreement date. The conversion cap will be allocated proportionately among the holders based on the principal amount of convertible notes held on November 15, 2010.
     The note agreements are conditioned on our meeting the deadlines in the credit agreement amendment for entering into a definitive agreement and consummating a qualifying transaction, including any extensions of the original deadlines by the credit facility lenders to not later than December 31, 2010 and April 15, 2011, respectively. For purposes of the note agreements, a qualifying transaction must provide for a purchase price at least 10% above the reset conversion price on the date of the note agreements and must result in the complete repayment of all outstanding convertible notes at a default rate equal to 125% of the sum of their unconverted principal amount plus accrued and unpaid interest and late charges at the rate of 12% through the date of payment.
Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
     On December 10, 2010, we received a redemption notice from the holders of $7.5 million principal amount of the convertible notes. All holders of the convertible notes have joined in or are otherwise bound by the note agreements described in Item 1.01 of this report, which is incorporated herein by reference.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NGAS RESOURCES, INC.
By:	/s/ William S. Daugherty
William S. Daugherty,
President and Chief Executive Officer

Date: December 15, 2010

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